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Exhibit 2.15

                        AMENDMENT TO STOCK PURCHASE AGREEMENT

     This Amendment to Stock Purchase Agreement (the "Amendment") is made and entered into this 14th day of January, 1998, by and among Cross-Continent Auto Retailers, Inc. ("Purchaser"), Thomas A. Randt ("Randt"), Ronald J. Blomquist ("Blomquist"), and Tar-Car, Inc. (the "Company").

                                       RECITALS

     A. By that certain Stock Purchase Agreement (the "Purchase Agreement") dated October 16, 1997, by and among Purchaser, Randt, Blomquist, and the Company; Randt and Blomquist agreed to sell all of the issued and outstanding shares of capital stock of the Company to Purchaser.

     B. By letter agreement (the "Letter Agreement") dated December 15, 1997, Purchaser, Randt and Blomquist agreed to certain modifications of the Purchase Agreement.

     C. Purchaser, Randt, Blomquist and the Company desire to (1) modify the Purchase Agreement, and (2) terminate the Letter Agreement.

                                      AGREEMENT

     In consideration of the mutual agreements set forth in this Amendment, Purchaser, Randt, Blomquist, and the Company agree as follows:

          1. Paragraph 2 of the Purchase Agreement is deleted in its entirety and the following is substituted therefor:

          The purchase price to be paid by Purchaser to Sellers for the Shares shall be $5,500,000 (the "Purchase Price").

          2.   Paragraph 3 of the Purchase Agreement is deleted in its entirety.

          3. The first sentence of subparagraph 4(c) of the Purchase Agreement is deleted in its entirety and the following is substituted therefor:

          In addition, Purchaser shall deliver $500,000 ($450,000 for Randt and $50,000 for Blomquist) into an interest bearing account until January 13, 2000 under an escrow agreement (the "Sellers Escrow Agreement") between Sellers and
          Purchaser.

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          4.   Paragraph 5 of the Purchase Agreement is deleted in its entirety and the following is substituted therefor:

          Subject to the terms and conditions set forth in this Agreement, the closing ("Closing") of the purchase and sale of the Shares shall take place at 1083 Skyland Drive, Zepher Cove, Nevada 89448, or at such other place as may be mutually agreed upon by Purchasers and Sellers, as soon as practicable following the date on which all conditions to the obligations of the parties hereunder (other than those requiring the taking of action at the Closing) have been satisfied or waived, but no later than January 13, 2000 (the "Closing Date"), unless extended by the mutual agreement of Purchaser and Sellers. Purchaser, Randt, and Blomquist agree to use reasonable efforts to satisfy the conditions to their respective obligations under the Purchase Agreement.

          5. On the date of this Amendment, Purchaser shall pay to Sellers earnest money (the "Earnest Money") in an amount equal to $1,700,000 ($1,530,000 to Randt and $170,000 to Blomquist). The Earnest Money shall be credited to the Purchase Price at the Closing. In the event the Purchaser elects not to complete the closing of the Purchase Agreement on or before January 13, 2000, Purchaser shall have the right to obtain a substitute buyer for the Shares (as defined in the Purchase Agreement) who will close on or before July 13, 2000. At the closing of the purchase of the Shares by the substitute buyer, Randt and Blomquist (hereinafter collectively referred to as the "Sellers") shall refund the Earnest Money to Purchaser, provided that if the purchase price paid by the substitute buyer is more or less than $5,500,000, the Earnest Money refunded to Purchaser shall be increased or decreased by the amount of the excess or deficit so that Sellers shall receive $5,500,000 for the Shares.

          6. In order to secure the Sellers' contingent obligation under paragraph 5 of this Amendment, the Company, as a third party pledgor, shall
(a) execute and deliver a security agreement in the form attached hereto as Exhibit "A", which will grant a security interest in the Company's used vehicle inventory, parts and accessories inventory, equipment, and fixtures to Purchaser, and (b) execute and deliver such instruments and take such action as is necessary in order to perfect the security interests, subject only to any existing security interests of record or replacements therefor.

          7. Regarding Purchaser's obligation to pay interest only, from the date of this Amendment to the date the Purchase Agreement terminates, Purchaser shall pay interest to the Sellers on $3,800,000 at the prime rate announced by Bank of America on the date of this Amendment, adjusted on June 30, 1998, December 31, 1998, and June 30, 1999. Accrued interest shall be paid within ten (10) days after the end of each month. The amount of interest paid to Sellers shall be allocated 90% to Randt and 10% to Blomquist.

          8. Effective as of the date of this Amendment, the Letter Agreement is terminated.

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          9.   This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of California.

          10. This Amendment shall be binding upon and shall inure to the benefit the parties hereto and their respective heirs, administrators, executors, successors and assigns.

          11. Except as specifically set forth herein, all other provisions of the Purchase Agreement remain in full force and effect.

                              CROSS-CONTINENT AUTO RETAILERS, INC.,
                              a Delaware corporation


                              By:
                                 -----------------------------------------
                                   Robert W. Hall, Vice Chairman


                                 -----------------------------------------
                                   Thomas A. Randt


                                 -----------------------------------------
                                   Ronald J. Blomquist


                              TAR-CAR, INC., a California corporation


                              By:
                                 -----------------------------------------
                                   Thomas A. Randt, President


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